Exhibit 99.1

                                                                    NEWS RELEASE

For additional information:
Terence R. Rogers
Chief Financial Officer
773.788.3720


    RYERSON COMPLETES THE EXCHANGE OFFER FOR ITS FLOATING RATE SENIOR SECURED
            NOTES DUE 2014 AND ITS 12% SENIOR SECURED NOTES DUE 2015

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Chicago, IL (April 9, 2009) - Ryerson Inc. (the "Company") announced today that it has completed its offer (the "Exchange Offer") to exchange up to $102,916,000 in the aggregate principal amount of the Company's Floating Rate Senior Secured Notes due 2014 (the "Initial Floating Rate Notes") and up to $382,200,000 in the aggregate principal amount of the Company's 12% Senior Secured Notes due 2015 (the "Initial Fixed Rate Notes" and together with the Initial Floating Rate Notes, the "Initial Notes"), that were issued on October 19, 2007, for an equal principal amount of Floating Rate Senior Secured Notes due 2014 and 12% Senior Secured Notes due 2015 that have been registered under the Securities Act of 1933, as amended. The Exchange Offer expired at 5:00 p.m., New York City time, on April 3, 2009. A total of $101,876,000 aggregate principal amount of the Initial Floating Rate Notes and $376,210,000 aggregate principal amount of the Initial Fixed Rate Notes were validly tendered and accepted for exchange by the Company. Since the commencement of the Exchange Offer, the Company has repurchased $5,990,000 aggregate principal amount of the Initial Fixed Rate Notes. As a result, the Initial Notes that were validly tendered and accepted for exchange by the Company constitute 98.99% of the aggregate principal amount of the Initial Floating Rate Notes and 100% of the outstanding principal amount of the Initial Fixed Rate Notes. As a result of completing the Exchange Offer, the Company has satisfied its obligations under the Company's registration rights agreement covering the Initial Notes. Accordingly, the Company is no longer obligated to pay additional interest for failing to complete the Exchange Offer within the timeframe required by the registration rights agreement.

About Ryerson (www.ryerson.com)

Ryerson Inc. is a leading distributor and processor of metals in North America. Ryerson Inc. services customers through a network of service centers across the United States and in Canada, India, and China.